Rule 424(b)(2)
                                                              File No. 333-32647

PRICING SUPPLEMENT No. 6  DATED June 15, 1998

(To Prospectus Dated October 7, 1997, as Supplemented May 13, 1998)

                           WILLAMETTE INDUSTRIES, INC.

                           Medium-Term Notes, Series C
                Due From 9 Months to 30 Years From Date of Issue

                                Fixed Rate Notes
                                 --------------


Original Issue Date:  June 18, 1998

                                                                 Interest Rate
         Range of Maturities                                         Per Annum
         -------------------                                         ---------

From 9 months to less than 1 year....................................        %
From 1 year to less than 18 months...................................        %
From 18 months to less than 2 years...................................       %
From 2 years to less than 3 years.....................................       %
From 3 years to less than 4 years.....................................       %
From 4 years to less than 5 years.....................................       %
From 5 years to less than 6 years.....................................       %
From 6 years to less than 7 years.....................................       %
From 7 years to less than 10 years....................................       %
From 10 years to less than 15 years...................................       %
From 15 years to less than 20 years................................      6.60%
From 20 years to 30 years.............................................       %

Principal Amount:  $10,000,000

Agent's Commission or Discount:  $67,500

Net Proceeds to Willamette Industries, Inc.:  $9,932,500

Maturity Date:  June 18, 2013

Redemption:
         Check applicable box.
         [X]      The Notes cannot be redeemed prior to maturity.
         [ ]      The Notes may be redeemed prior to maturity in whole or from time to time in part.
         [ ]      The Notes may be redeemed prior to maturity in whole only.

         Terms of Redemption:


Agent:  J. P. Morgan & Co.

Agent acting in the capacity indicated below:
         [X]      Agent                     [ ]      Principal

If as Principal:
         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         [ ] The Notes are being offered at
         a fixed initial public offering price of ___% of principal amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

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Other Provisions:


Addendum Attached [ ]


The Indenture Trustee is The Chase Manhattan Bank.

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